AMENDMENT DATED FEBRUARY 27, 2025

to the

AMENDED AND RESTATED ADVISORY AGREEMENT

between

MASON STREET ADVISORS, LLC AND NORTHWESTERN MUTUAL SERIES FUND, INC.

This Amendment is made as of February 27, 2025, to the Amended and Restated Advisory Agreement dated April 30, 2012, as further amended on November 15, 2013 (the “Advisory Agreement”) between Northwestern Mutual Series Fund, Inc., a Maryland corporation (“NMSF”), and Mason Street Advisors, LLC, a Delaware limited liability company (“Mason Street”).

WHEREAS, on February 27, 2025, the Board of Directors of NMSF (the “Board”) approved a reduction in the contractual fee rates payable by the Asset Allocation Portfolio and Balanced Portfolio to Mason Street under the Advisory Agreement to be effective as of May 1, 2025;

WHEREAS, on December 12, 2024, the Board approved changes of the names of the Balanced Portfolio to the Active/Passive Balanced Portfolio and the Asset Allocation Portfolio to the Active/Passive Moderate Portfolio to be effective as of July 1, 2025;

WHEREAS, on December 12, 2024, the Board approved the creation and registration of three new series of NMSF, namely the Active/Passive Conservative Portfolio, Active/Passive Aggressive Portfolio, and Active/Passive All Equity Portfolio (the “New Active/Passive Portfolios”); and

WHEREAS, on February 27, 2025, the Board approved and adopted the Advisory Agreement with respect to the New Active/Passive Portfolios, and approved the compensation payable by each such Portfolio to Mason Street under the Advisory Agreement; and

WHEREAS, the registration statement for the New Active/Passive Portfolios is anticipated to be effective on or about May 1, 2025.

NOW, THEREFORE, NMSF and MSA mutually to amend the Advisory Agreement as follows:

1.	Exhibit A of the Advisory Agreement is hereby replaced with the attached Exhibit A effective as of May 1, 2025.

IN WTNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

NORTHWESTERN MUTUAL SERIES FUND, INC.

By:	/s/ Paul A. Mikelson
Paul A. Mikelson
President

MASON STREET ADVISORS, LLC

By:	/s/ Garrett D. Aird
Garrett D. Aird
Vice President

EXHIBIT A

FEE SCHEDULE

Effective May 1, 2025

Each Portfolio shall pay to Mason Street compensation at the annual rate of the percentage of the current value of the net assets of the Portfolio as set forth below:

Portfolio	Annual Rate

All Assets
Active/Passive Conservative Portfolio	0.15%
Active/Passive Balanced Portfolio (Balanced Portfolio until 6/30/2025)	0.15%
Active/Passive Moderate Portfolio (Asset Allocation Portfolio until 6/30/2025)	0.15%
Active/Passive Aggressive Portfolio	0.15%
Active/Passive All Equity Portfolio	0.15%
Index 500 Stock Portfolio	0.20%
Index 400 Stock Portfolio	0.25%
Select Bond Portfolio	0.30%
Government Money Market Portfolio	0.30%
Small Cap Value Portfolio	0.85%
Mid Cap Value Portfolio	0.85%

		First $200 Million	Excess Over $200 Million
Index 600 Stock Portfolio		0.25%	0.20%

		First $500 Million	Excess over $500 Million
Equity Income Portfolio		0.65%	0.60%

	First $50 Million	Next $50 Million	Excess over $100 Million
Large Cap Core Stock Portfolio	0.60%	0.50%	0.40%
Growth Stock Portfolio	0.60%	0.50%	0.40%
Small Cap Growth Stock Portfolio	0.80%	0.65%	0.50%
Mid Cap Growth Stock Portfolio	0.80%	0.65%	0.50%
High Yield Bond Portfolio	0.60%	0.50%	0.40%
International Equity Portfolio	0.85%	0.65%	0.65%

	First $100 Million	Next $150 Million	Excess over $250 Million
Large Company Value Portfolio	0.72%	0.67%	0.62%
Inflation Protection Portfolio	0.58%	0.55%	0.49%
Short-Term Bond Portfolio	0.35%	0.33%	0.30%
Long-Term U.S. Government Bond Portfolio	0.555%	0.515%	0.495%
Multi-Sector Bond Portfolio	0.79%	0.78%	0.77%
Domestic Equity Portfolio	0.65%	0.55%	0.50%
International Growth Portfolio	0.75%	0.65%	0.55%

		First $100 Million	Next $400Million	Excess over $500 Million
Focused Appreciation Portfolio		0.80%	0.75%	0.70%

	First $150 Million	Next $150 Million	Next $200 Million	Excess Over $500 Million
Large Cap Blend Portfolio	0.77%	0.70%	0.62%	0.56%
Research International Core Portfolio	0.88%	0.82%	0.75%	0.68%

	First $250 Million	Next $250 Million	Next $500 Million	Excess Over $1.0 Billion
Emerging Markets Equity Portfolio	1.14%	1.08%	0.96%	0.78%